                                                /------------------------------/
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                                                /------------------------------/
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+--------+
| FORM 4 |                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*
        Beil                         Gary                          W
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    21250 Hawthorne Boulevard, Suite 800
--------------------------------------------------------------------------------
                                   (Street)

    Torrance,                          CA                          90503
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol DaVita Inc. (DVA)
                                             -----------------


3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

4.  Statement for Month/Year   05/2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
        Director     X  Officer             ___ 10% Owner    ___ Other
    ---             ---
                        (give title below)                       (specify below)
     Vice President and Controller
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                          Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                  1
Common Stock/1/      05/29/02     M              6,000          A        $ 7.0625                             D
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                                  2
Common Stock         05/29/02     S              1,500          D        $  22.80                             D
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                                  2
Common Stock         05/29/02     S                200          D        $  22.75                             D
------------------------------------------------------------------------------------------------------------------------------------
                                  2
Common Stock         05/29/02     S              1,300          D        $  22.70                             D
------------------------------------------------------------------------------------------------------------------------------------
                                  2
Common Stock         05/29/02     S              1,500          D        $  22.65                             D
------------------------------------------------------------------------------------------------------------------------------------
                                  2
Common Stock         05/29/02     S              1,300          D        $  22.78                             D
------------------------------------------------------------------------------------------------------------------------------------
                                  2
Common Stock         05/29/02     S                200          D        $  22.76                             D
------------------------------------------------------------------------------------------------------------------------------------
                                  1
Common Stock         05/30/02     M              5,000          A        $ 7.0625                             D
------------------------------------------------------------------------------------------------------------------------------------
                                  1
Common Stock         05/30/02     M              1,000          A        $ 7.0625                             D
------------------------------------------------------------------------------------------------------------------------------------
                                  2
Common Stock         05/30/02     S              1,500          D        $  23.10                             D
------------------------------------------------------------------------------------------------------------------------------------
                                  2
Common Stock         05/30/02     S              1,500          D        $  23.16                             D
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                                  2
Common Stock         05/30/02     S              1,500          D        $  23.23                             D
------------------------------------------------------------------------------------------------------------------------------------
                                  2
Common Stock         05/30/02     S              1,200          D        $  23.20                             D
------------------------------------------------------------------------------------------------------------------------------------
                                  2
Common Stock         05/30/02     S                300          D        $  23.15            40,000           D
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owed directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)
(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          (OVER)
                                                                  SEC 1474(3-99)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
Stock Options (Right to buy)       $7.0625          05/29/02               3M                                      6,000
-----------------------------------------------------------------------------------------------------------------------------
Stock Options (Right to buy)       $7.0625          05/30/02               3M                                      5,000
-----------------------------------------------------------------------------------------------------------------------------
Stock Options (Right to buy)       $7.0625          05/30/02               3M                                      1,000
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Nature
                                 cisable and       Underlying Securities        of          of Deriv-        ship          or In-
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          direct
                                 Date                                           ative       Secur-           of De-        Bene-
                                 (Month/Day/                                    Secur-      ities            rivative      ficial
                                 Year)                                          ity         Bene-            Security      Owner-
                                                                                (Instr.     ficially         Direct        ship
                               --------------------------------------------     5)          Owned            (D) or        (Instr.
                               Date     Expira-                Amount or                    at End           Indirect      4)
                               Exer-    tion         Title     Number of                    of               I
                               cisable  Date                   Shares                       Month            (Instr. 4)
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                             11/29/00   11/29/04  Common Stock   6,000         $0                               D
------------------------------------------------------------------------------------------------------------------------------------
                             11/29/00   11/29/04  Common Stock   5,000         $0           15,000              D
------------------------------------------------------------------------------------------------------------------------------------
                             09/14/01   09/14/05  Common Stock   1,000         $0           39,000              D
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

    /s/ Gary W. Beil                         June 7, 2002
    ----------------                         ------------
   **Signature of Reporting Person              Date

Beil, Gary W
21250 Hawthorne Boulevard, Suite 800
Torrance, CA 90503
DaVita Inc, (DVA)
05/2002


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

FORM 4 (continued)     Explanation of Responses

   Name: Beil, Gary W                          Statement for Month/Year: 05/2002
         21250 Hawthorne Boulevard, Suite 800     Issuer Name: DaVita Inc. (DVA)


         Torrance             CA 90503
--------------------------------------------------------------------------------

   Note: 1 The acquisition of these shares occurred in accordance with a Rule 10b5-1 Sales Plan.

   Note: 2 The sale of these shares was completed in accordance with a Rule 10b5-1 Sales Plan.

   Note: 3 The exercise of these options was completed in accordance with a Rule 10b5-1 Sales Plan.